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                          AMENDMENT TO RIGHTS AGREEMENT


     AMENDMENT, dated as of January 28, 1994 (the "Amendment"), to the Rights Agreement, dated as of October 23, 1987 (the "Rights Agreement") and amended as of May 21, 1992, between Snap-on Tools Corporation, a Delaware corporation (the "Company"), and Harris Trust and Savings Bank, a state bank organized under the laws of the State of Illinois, as rights agent (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein); and

     WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 26 of the Rights Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

     1.  Amend the definition of "Acquiring Person" to read:

(a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as hereinafter defined) and Associates (as hereinafter defined) of such Person, shall be the Beneficial Owner (as hereinafter defined) of 15% or more of the shares of Common Stock then outstanding and shall include all Affiliates and Associates of such Person, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company or any entity holding shares of Common Stock organized, appointed or established by the Company for or pursuant to the terms of any such plan, or (iv) any such Person who has



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reported or is required to report such ownership (but less than 25%) on Schedule
13G under the Exchange Act (or any comparable or successor report) or on
Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such Schedule (other than the disposition of the Common Stock) and, within 10 Business Days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired shares of Common Stock in excess of 14.9% inadvertently or without knowledge of the terms of the Rights and who, together with all Affiliates and Associates, thereafter does not acquire additional shares of Common Stock while the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding; provided, however, that if the Person requested to go certify fails to do so within 10 Business Days, then such Person shall become an Acquiring Person immediately after such 10 Business Day period.

     2.  Amend the definition of "Stock Acquisition Date" to read:

(r) "Stock Acquisition Date" shall mean the first date of public announcement by the Company (or an Acquiring Person) that an Acquiring Person has become such.

     3.  Amend Section 11(a) (ii), the "Flip In," to read:

(ii) any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity organized, appointed or established pursuant to the terms of such plan) shall become an Acquiring Person (except pursuant to an offer for all outstanding shares of Common Stock at a price and upon such terms and conditions as a majority of the Continuing Directors determine to



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be in the best interest of the Company and its stockholders, other than such
Acquiring Person), or

     4. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and to be performed entirely within such state.

     5. This Amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     6. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed, all as of the day and year first above written.

SNAP-ON TOOLS CORPORATION                    HARRIS TRUST AND SAVINGS BANK

By:  /s/ Robert A. Cornog                    By:   /s/ Thomas D. Grady
     ------------------------------               -----------------------------
     Name:  Robert A. Cornog                      Name:  Thomas D. Grady
     Title:  Chairman, President and              Title:  Vice President
     Chief Executive Officer



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